Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$551,666	$504,891	$1,584,213	$1,462,880
Management fee revenue - administrative services	14,657	14,471	43,446	43,985
Administrative services reimbursement revenue	168,653	162,410	492,655	473,133
Service agreement revenue	6,260	6,067	19,175	18,048
Total operating revenue	741,236	687,839	2,139,489	1,998,046

Operating expenses
Cost of operations - policy issuance and renewal services	466,111	430,326	1,352,050	1,268,650
Cost of operations - administrative services	168,653	162,410	492,655	473,133
Total operating expenses	634,764	592,736	1,844,705	1,741,783
Operating income	106,472	95,103	294,784	256,263

Investment income
Net investment income	5,834	18,858	24,606	49,605
Net realized and unrealized investment (losses) gains	(6,230)	1,610	(23,833)	5,183
Net impairment (losses) recoveries recognized in earnings	(175)	130	(429)	216
Total investment (loss) income	(571)	20,598	344	55,004

Interest expense	115	1,034	2,009	3,082
Other income (expense)	562	(541)	1,372	(1,608)
Income before income taxes	106,348	114,126	294,491	306,577
Income tax expense	22,035	23,903	61,412	63,759
Net income	$84,313	$90,223	$233,079	$242,818

Net income per share
Class A common stock – basic	$1.81	$1.94	$5.00	$5.21
Class A common stock – diluted	$1.61	$1.72	$4.46	$4.64
Class B common stock – basic and diluted	$272	$291	$751	$782

Weighted average shares outstanding – Basic
Class A common stock	46,189,025	46,189,035	46,188,878	46,188,729
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,296,411	52,305,245	52,297,685	52,307,859
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.11	$1.035	$3.33	$3.105
Class B common stock	$166.50	$155.25	$499.50	$465.75

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,664	$183,702
Available-for-sale securities	25,750	38,396
Receivables from Erie Insurance Exchange and affiliates, net	544,353	479,123
Prepaid expenses and other current assets	49,360	56,206
Accrued investment income	7,352	6,303
Total current assets	724,479	763,730

Available-for-sale securities, net	848,937	907,689
Equity securities	68,969	87,743
Fixed assets, net	408,750	374,802
Agent loans, net	60,673	58,683
Deferred income taxes, net	20,859	145
Other assets	45,085	49,265
Total assets	$2,177,752	$2,242,057

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$310,225	$270,746
Agent bonuses	77,609	120,437
Accounts payable and accrued liabilities	149,020	138,317
Dividends payable	51,693	51,693
Contract liability	36,786	34,935
Deferred executive compensation	8,859	12,637
Current portion of long-term borrowings	—	2,098
Total current liabilities	634,192	630,863

Defined benefit pension plans	131,222	130,383
Long-term borrowings	—	91,734
Contract liability	18,024	17,686
Deferred executive compensation	11,441	14,571
Other long-term liabilities	26,294	14,342
Total liabilities	821,173	899,579

Shareholders’ equity	1,356,579	1,342,478
Total liabilities and shareholders’ equity	$2,177,752	$2,242,057
2